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MAY 21, 2004                                                        EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TECUMSEH PRODUCTS COMPANY
(NASDAQ Symbols:  TECUA and TECUB)

                       TECUMSEH PRODUCTS COMPANY ANNOUNCES
                             FACILITY CONSOLIDATION

Tecumseh, Michigan, May 21, 2004....Tecumseh Products Company today announced facility consolidation actions affecting several of the Company's facilities in its North American Compressor and Electrical Components businesses.

Actions within the Compressor business include a move of compressor machining and assembly operations from its Tecumseh, Michigan facility to its existing compressor facility located in Tupelo, Mississippi. In conjunction, after-market distribution operations located in Clinton, Michigan will be relocated to the Tecumseh facility. The facility consolidation is necessitated by the relocation of significant customer-base to overseas locations which has left the Company's North American Compressor operations with excess compressor manufacturing capacity.

"Given the roots of our Company in Tecumseh, Michigan and the once prominent nature of these operations, the current downsizing of this facility is personally difficult; however, it will allow us to focus the Tecumseh facility on new growth areas of the business," said Todd Herrick, Chairman and CEO. "The Tecumseh facility will become the technology and manufacturing center for complete refrigeration systems, packaged refrigeration systems, condensing units and other value-added subassemblies, while Tupelo will be dedicated to North American-based compressor production. Our complete refrigeration systems business has grown significantly over the past year, and by focusing the Tecumseh facility on these higher value-added complete solutions for our customers, we will be poised for accelerating this growth."

It is estimated that employment levels at the Tecumseh and Clinton facilities will decrease by approximately 340 people as a result of these actions. Layoffs are expected to begin on or after July 23, 2004 with completion of the related moves by the end of 2004. Employment increases in Tupelo are expected, on average, to be approximately one-half of those lost in Tecumseh.

Actions in the Electrical Components business include the closure of the Company's manufacturing facility in St. Clair, Missouri. Gear machining operations will be consolidated into the Company's Salem, Indiana facility and motor assembly operations will be consolidated into the Company's Piedras Negras and Juarez, Mexico facilities. Other key business functions, such as engineering and sales, will remain in the area. This action represents the kind of synergy expected from the acquisition of FASCO that improves our competitiveness by increasing overall productivity and capacity utilization. While approximately 250 employees will be affected by the shutdown at the St. Clair facility, this action will result in a net reduction of approximately 40 employees. Layoffs are expected to begin on or after July 23, 2004 with cessation of all manufacturing operations by the end of the year.



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Until the terms of these actions have been fully negotiated with the United
Steelworkers Union, which represents the Tecumseh and Clinton employees, the Company cannot fully evaluate the total cost of these actions. The current estimate, however, is expected to be $11 million to $14 million pre-tax, consisting primarily of asset impairments, moving and severance costs. Under current accounting rules, charges for these actions will likely be recognized over the remainder of the year with the majority of the cost, representing asset impairments, being recognized in the second quarter.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholder and Form 10-K for the year ended December 31, 2003.


Contact: Pat Walsh (517) 423-8455
         Tecumseh Products Company